Eden Bioscience Announces Fourth Quarter and Year End 2004 Financial Results

BOTHELL, WA -- 02/17/2005 -- Eden Bioscience Corporation (NASDAQ: EDEN), which develops, manufactures and markets innovative, natural protein-based products for improving crop production and protecting plants, today announced financial results for its fourth quarter and fiscal year ended December 31, 2004.

Net product sales for the fourth quarter of 2004 were $168,000, a 39% decrease when compared to net product sales of $274,000 in the same period of 2003. Net product sales for the year ended December 31, 2004 were $1.0 million, a 41% decrease compared to net product sales of $1.8 in 2003. Net loss in the fourth quarter was $2.6 million, or $0.11 per weighted average common share, compared to a net loss of $2.5 million, or $0.10 per weighted average common share in the fourth quarter of 2003. Net loss for 2004 was $8.9 million, or $0.36 per weighted average common share, compared to a net loss of $11.2 million, or $0.46 per weighted average common share in 2003. Per-share loss amounts for the quarters are based on weighted average common shares of 24.4 million and annual per-share loss amounts are based on weighted average common shares of 24.4 million in 2004 and 24.3 million in 2003.

The company estimates that distributors sold approximately 70,000 ounces of Messenger products to growers in the fourth quarter of 2004. This compares to 237,000 ounces of Messenger to growers under the "buy one, get one free" promotion in the fourth quarter of 2003. In total for 2004, the company estimates that distributors sold approximately 800,000 ounces to growers, compared to approximately 734,000 ounces in 2003, a 9% increase. Based on information received from distributors, Eden Bioscience estimates that 511,000 ounces of Messenger products remained in distributors' inventories on December 31, 2004.

"Our sales in Spain and the Home and Garden market met our expectations for 2004 while other sales in the U.S. have been disappointing," said Dr. Rhett Atkins, President and Chief Executive Officer. "We have seen growth in reported grower usage in crops and geographies where Messenger STS was introduced using our new positioning and pricing structure while we still have not seen the repositioning deliver the expected results in U.S. tree and vegetable crops. We believe our sales of Messenger STS products will increase in the U.S., Spain, and other markets in 2005. We also expect to see growth in our MightyPlant™ and Home and Garden sales. In the U.S., we plan to launch three new products in 2005 -- MightyPlant CitruSSet, N-Hibit™ seed treatment, and ProAct™ plant health regulator."

"We have just received Environmental Protection Agency registration for ProAct, our next generation harpin protein. It was developed specifically for improving yields in row crops and has demonstrated superior performance relative to Messenger at lower use rates. We are targeting the large acreage crops of corn and cotton this year and plan to expand into other crops as additional field biology data is generated," said Dr. Rhett Atkins. "We are also especially excited about our N-Hibit introduction because this allows us to participate in the nematode suppression market that we believe is in need of some additional tools for reducing nematode populations."

Cash and cash equivalents as of December 31, 2004 totaled $11.9 million, compared to $14.0 million at September 30, 2004 and $19.8 million at December 31, 2003.

CONFERENCE CALL

Eden Bioscience will host a live conference call and Web cast to discuss its fourth quarter and year end 2004 financial results on Thursday, February 17, 2005 at 5 p.m. Eastern Time (2 p.m. Pacific Time), featuring remarks by Rhett Atkins, President and CEO, and Brad Powell, CFO. The live Web cast and replay of the call will be available until February 24, 2005, at www.edenbio.com/in/inmain.html.

About Eden Bioscience

Eden Bioscience is a plant technology company focused on developing, manufacturing and marketing innovative, natural protein-based products for agriculture. We believe that our technology and products provide growers with new tools to improve crop production and plant protection. Our products are based on naturally occurring proteins called "harpins," which activate a plant's intrinsic ability to protect itself through growth and stress-defense responses. These responses enhance overall plant health, improve plant vigor and stamina, and result in improved crop quality, yield, and/or shelf life. Our headquarters are at 3830 Monte Villa Parkway, Suite 100, Bothell, WA 98021-7266, 425-806-7300; www.edenbio.com.

(c) 2005 Eden Bioscience Corporation. Always read and follow label instructions before buying or using this product. Messenger® and Eden Bioscience® are registered trademarks of Eden Bioscience Corporation. Harp-N-Tek, employ, MightyPlant, N-Hibit and ProAct are trademarks of Eden Bioscience Corporation.

CAUTIONARY STATEMENT: Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, among which include statements regarding estimates of distributor sales to growers, estimates of distributors' inventories of Messenger products, estimates of grower usage of Messenger STS in certain crops and geographies, expected results in US tree and vegetable crops, estimates of future sales of Messenger STS, MightyPlant and Home and Garden, ability to launch MightyPlant CitruSSet, N-Hibit in 2005 and ProAct in 2005, ability of ProAct to increase yield in row crops at low rates, ability to successfully sell ProAct in corn and cotton and expand to other crops, and ability to sell in the nematode suppression market and ability of our products to improve crop production and protect plants.. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the company's actual results include, among others, unsuccessful development and commercialization of our products; inability to develop adequate sales and marketing capabilities; history of losses and expectation that losses will continue; risk that the inventory of Messenger held by us and by distributors is aging and may not meet our quality standards; unsuccessful research in specific target crops; economic conditions in agriculture; and unfavorable weather conditions. More information about these and other factors that potentially could affect the company's financial results is included in Eden Bioscience's most recent quarterly report on Form 10-Q and in its other public filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Eden Bioscience undertakes no obligation to update any forward-looking statements.

           EDEN BIOSCIENCE CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS
                          (Unaudited)

                                                      December 31,
                                                  2004           2003
                                             -------------   ------------
                     ASSETS
Current assets:
 Cash and cash equivalents                   $  11,860,385   $ 19,823,339
 Accounts receivable, net of
  sales allowances                                  39,946        166,111
 Inventory                                       3,487,586      2,057,818
 Prepaid expenses and other
  current assets                                   498,670        719,939
                                             -------------   ------------
  Total current assets                          15,886,587     22,767,207
Property and equipment, net                     13,887,573     16,305,604
Other assets                                     1,561,902      1,629,769
                                             -------------   ------------
  Total assets                               $  31,336,062   $ 40,702,580
                                             =============   ============

      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                            $     190,648   $    105,076
 Accrued liabilities                             1,206,411      1,568,952
 Current portion of accrued
  loss on facility subleases                       507,748        494,373
 Current portion of capital
  lease obligations                                 11,572         17,257
                                             -------------   ------------
  Total current liabilities                      1,916,379      2,185,658
Accrued loss on facility subleases,
 net of current portion                          2,037,613      2,373,342
Capital lease obligations,
 net of current portion                                761         12,333
Other long-term liabilities                        771,934        695,996
                                             -------------   ------------
  Total liabilities                              4,726,687      5,267,329
                                             -------------   ------------

Commitments and contingencies

Shareholders' equity:
 Preferred stock, $.01 par value,
  10,000,000 shares authorized;
  no shares issued and outstanding
  at December 31, 2004 and 2003                          -              -
 Common stock, $.0025 par value,
  100,000,000 shares authorized;
  issued and outstanding shares -
  24,381,870 shares at December 31, 2004;
  24,361,990 shares at December 31, 2003            60,955         60,905
Additional paid-in capital                     132,535,982    132,523,362
Accumulated other comprehensive loss               (37,675)       (85,381)
Accumulated deficit                           (105,949,887)   (97,063,635)
                                             -------------   ------------
  Total shareholders' equity                    26,609,375     35,435,251
                                             -------------   ------------
  Total liabilities and shareholders' equity $  31,336,062   $  40,702,58
                                             =============   ============

                      EDEN BIOSCIENCE CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                     (Unaudited)

                           Three Months Ended    Twelve Months Ended
                             December 31,          December 31,
                          2004       2003       2004          2003
                     ----------- ----------- -----------    -----------

Product sales, net
 of sales allowances $   168,021 $   274,040 $ 1,039,742 (a)$ 1,772,097 (a)

Operating expenses:
  Cost of goods sold     541,009     676,273   2,023,338      2,190,034
  Research and
   development         1,244,178     869,731   3,504,699      4,883,120
  Selling, general
   and
   administrative      1,054,931   1,273,158   4,417,704      5,759,163
  Loss on facility
   subleases                   -           -     202,007        366,019
                     ----------- ----------- -----------    -----------

    Total operating
     expenses          2,840,118   2,819,162  10,147,748     13,198,336
                     ----------- ----------- -----------    -----------
    Loss from
     operations       (2,672,097) (2,545,122) (9,108,006)   (11,426,239)
                     ----------- ----------- -----------    -----------

Other income
 (expense):
  Interest income         65,899      56,344     224,405        290,206
  Interest expense          (275)       (932)     (2,651)        (9,048)
                     ----------- ----------- -----------    -----------
    Total other
     income               65,624      55,412     221,754        281,158
                     ----------- ----------- -----------    -----------
    Loss before
     income taxes
     and cumulative
     effect of
     adoption of
     SFAS No. 143     (2,606,473) (2,489,710) (8,886,252)   (11,145,081)
Income taxes                   -           -           -              -
    Loss before
     cumulative
     effect of
     adoption of     ----------- ----------- -----------    -----------
     SFAS No. 143     (2,606,473) (2,489,710) (8,886,252)   (11,145,081)
Cumulative effect of
 adoption of
 SFAS No. 143                  -           -           -        (63,508)
                     ----------- ----------- -----------    -----------
    Net loss         $(2,606,473)$(2,489,710)$(8,886,252)  $(11,208,589)
                     =========== =========== ===========    ===========

Basic and diluted
 net loss per
 share:
    Loss before
     cumulative
     effect of
     adoption of
     SFAS No. 143    $     (0.11)$     (0.10)$     (0.36)   $     (0.46)
    Cumulative
     effect of
     adoption of
     SFAS No. 143              -           -           -              -
                     ----------- ----------- -----------    -----------
        Net loss     $     (0.11)$     (0.10)$     (0.36)   $     (0.46)
                     =========== =========== ===========    ===========

Weighted average
 shares outstanding
 used to compute
 net loss per share
 - basic and
 diluted              24,378,702  24,359,406  24,370,467     24,340,980
                     =========== =========== ===========    ===========

(a) Net product sales for the year ended December 31, 2004 and 2003 include the reduction by $95,237 and $126,301, respectively, of sales allowance liabilities recognized in prior quarters that will not be paid because of changes in distributor programs implemented in 2003 and actual amounts earned by distributors being less than amounts previously estimated.

CONTACT:
Bradley S. Powell
Eden Bioscience
425-984-2135
fax: 425-806-7400
investorinfo@edenbio.com